Exhibit 99.1 Press Release
Across America Real Estate Development Completes Private Placement
Private equity firms contribute $20 million in equity and subordinated debt to company
DENVER, COLORADO, SEPTEMBER 28, 2006 — Across America Real Estate Corp. (AARD.OB) a commercial real estate lending partner to retail developers and franchisees, announced it has completed financing which boosts its combined equity and subordinated debt to approximately $20 million. The Company believes that this new agreement will dramatically increase the scale of Across America’s business and provide it with more leverage to execute commercial real estate transactions.
BOCO Investments, LLC, a private Colorado limited liability company, has agreed to provide Across America with new funding through a $7 million subordinated debt vehicle and a $3 million preferred convertible equity. Simultaneously, GDBA Investments, LLLP, has agreed to restructure its $10 million in subordinated debt to mirror the structure of the BOCO Investments, LLC contribution, including $3 million preferred convertible equity. Across America plans to use this new capital to further leverage its senior debt commitments and increase transaction volume.

This increased funding has occurred concurrently with the opening of three new sales regions. Across America now has a presence in the Pacific Northwest, West, Southwest, Rocky Mountains, South-central, and Southeastern United States.
“The retail segment of the commercial real estate market is forecast at $84 billion in new construction in 2007. This is 21% of total non-residential construction, a market which is benefiting from a healthy economy with sustained job creation and economic growth,” said BOCO Investments CEO Joe Zimlich. “We believe that Across America has positioned itself to be a leader in the small pad retail niche of this market, which bodes well for future growth.”
“Our new funding and sales staff ramp up couldn’t come at a better time,” said Across America President & CEO, Ann Schmitt. “As the banking community tightens up real estate lending policies, Across America is poised to fill that void and support retail development nationwide”
About Across America Real Estate Corp.
Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% financing for rapid retail expansion. The Company operates in the niche that is small pad retail market in the commercial real estate industry. Across America provides guidance and creates financing solutions for increasing retail productivity and profit. Please visit us at our website www.aard.us
For more information please contact:
Doug Backman
DB Marketing Ltd.
303 468-3974
doug@dbmarketingltd.com
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD’s Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management’s plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.